Exhibit 4.68

MANUFACTURE AND SUPPLY AGREEMENT

BETWEEN

DRAXIS PHARMA,

A division of DRAXIS SPECIALTY PHARMACEUTICALS INC.

AND JOHNSON & JOHNSON CONSUMER COMPANIES, INC.

AS OF SEPTEMBER 4, 2007

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (the “Agreement”), is entered into as of September 4, 2007 (the “Effective Date”), by and between Johnson & Johnson Consumer Companies, Inc., a New Jersey corporation (“Buyer”), and DRAXIS Pharma, a division of DRAXIS Specialty Pharmaceuticals Inc., a Canadian corporation (“Manufacturer”).  Buyer and Manufacturer are each a “Party” and are collectively, the “Parties”.

WHEREAS, Buyer has certain Products (as hereinafter defined) which it desires to have manufactured for it;

WHEREAS, Manufacturer is in the business of manufacturing products;

WHEREAS, Buyer desires to have Manufacturer manufacture the Products pursuant to the terms of this Agreement; and

WHEREAS, Manufacturer desires to manufacture such Products for Buyer pursuant to the terms of this Agreement in exchange for a Price (as hereinafter defined) for each such Product.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1 -– DEFINITIONS

As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

1.01         ***

1.02         “Affiliate” of a Party means any entity which directly or indirectly controls, is controlled by or is under common control with such Party.

1.03         “Business Day” or “Business Days” means any day other than Saturday, Sunday or a holiday generally recognized in Canada or the United States.

1.04         “Buyer Intellectual Property” means any and all Intellectual Property relating to the Products or their formulation that was (i) owned by Buyer at the Effective Date or (ii) was developed or acquired after the Effective Date.  Buyer Intellectual Property does not include Manufacturer IP.

1.05         “Carrier(s)” shall mean third parties that transport Raw Materials to the Facility and includes both Directed Materials Carrier(s) and Other Materials Carriers.

1.06         “cGMPs” mean the current Good Manufacturing Practices stipulated or promulgated from time to time by Regulatory Authorities (as hereinafter defined) that are applicable to the manufacturing, production and supply of a Product in the Territory (as hereinafter defined).

1.07         “Confidential Information” shall include all confidential or proprietary information given to one Party by the other Party, or otherwise acquired by such Party in its performance of this Agreement, relating to such other Party or any of its Affiliates, including information regarding any of the products of such other Party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances, information regarding the Price of the Products, and the terms of this Agreement.

1.08         ***

1.09         ***

1.10         “Currency” means US Dollars.

1.11         “Damages” shall mean any and all direct damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees).

1.12         “Directed Suppliers” or “Directed Materials Carriers” shall mean any Supplier that Buyer has specified to be used for Raw Materials or Transportation of Raw Materials to the Manufacturer.

1.13         ***

1.14         “Facilities” shall mean the buildings and locations approved by the Buyer where the Manufacturer will store Raw Materials and produce Product for the Buyer which shall be the facility located at 16751 Trans-Canada Highway in Montreal, Quebec  H9H 4J4 and the secondary packaging facility to be located in the Province of Québec.

1.15         “Facilities’ Improvements” shall mean the structural improvements to the actual physical Facilities (e.g., moving walls, heating, etc.) required to support manufacturing of Buyer’s Products as agreed upon with Buyer.  ***.

1.16         “FDA” means the United States Food and Drug Administration, or any successor to it.

1.17         ***

1.18         “HPFBI” means the Health Products and Food Branch Inspectorate of Health Canada, or any successor to it.

1.19         “Improvement(s)” means any change, improvement, modification or development to the Products, the Specifications, the Raw Materials or the method or process of manufacture or production of the Products.

1.20         “Intellectual Property” shall mean the intellectual property, trade secrets, know how, technology and information, whether or not protected by patents, including any Improvements to any Product, that are required in order to make any Product.

1.21         “Manufacturer IP” means all intellectual property, trade secrets, know-how, technology and information, whether or not protected by patents, owned by Manufacturer prior to and as of the Effective Date and all intellectual property, trade secrets, know-how, technology and information, whether or not protected by patents, solely developed by or solely acquired by Manufacturer after the Effective Date independent of the performance of its obligations under this Agreement; and provided that such intellectual property does not utilize nor is it based upon any Buyer Intellectual Property; and provided further such Manufacturer IP is not used to make the Product.

1.22         ***.

1.23         ***

1.24         “Other Suppliers” or “Other Materials Carriers” shall mean any supplier that the Manufacturer has specified to be used for Raw Materials or Transportation of Raw Materials to the Manufacturer.

1.25         “Price” means on a Product by Product basis the sum of the ***, the appropriate Raw Materials Price, the ***, the ***, and the Transportation Cost, if any, as applicable to such Product.

1.26         “Product” shall mean each of those products (in final finished form) set forth on Schedule A to this Agreement attached hereto and incorporated herein, manufactured and packaged in accordance with the Specifications (hereinafter defined).

1.27         “Quality Agreement” means the agreement executed by the Parties on May 15, 2007 and attached hereto as Schedule B and incorporated herein and which sets forth certain obligations and responsibilities each Party has with respect to certain quality provisions and procedures, as such may be amended or replaced from time to time by mutual written agreement of the Parties.

1.28         “Raw Materials” shall mean all the materials, chemicals, components, and packaging required to manufacture and package the Products in accordance with the Specifications.

1.29         “Raw Materials Price” shall mean the price that Manufacturer shall charge Buyer for the cost of Raw Materials as set forth on Schedule C hereto.  The Raw Materials Price for any specific Raw Material from a Directed Supplier shall be the DPB Price and the Other Supplier Price with respect to Other Suppliers.

1.30         “Regulatory Authority” means all governmental agencies or authorities regulating the manufacture, packaging, sale, shipment or storage of any Product in the Territory.

1.31         “Specifications” mean the specifications for each Product and the Raw Materials, including, without limitation, the specifications for the design, composition, product safety assurance, manufacture, packaging and quality control of the Products and the Raw Materials, as set forth in Buyer’s global specification system (or such future system that Buyer implements)and as supplied to the Manufacturer on the Effective Date and as the same may hereafter be modified by Buyer in accordance with Section 5.05 or Article 6.

1.32         “Supplier” means third parties who sell Raw Materials to the Manufacturer and includes both Directed Suppliers and Other Suppliers

1.33         ***

1.34         ***

1.35         “Technical Transfer Program” shall mean the series of efforts by which the Product is transferred from site where Product was manufactured prior to the Effective Date to the Facilities.  This work and these efforts include, but are not limited to:  transfer of testing methods; Product process development and manufacturing of Products; optimization of the manufacturing process; generating all protocols and reports; and any other activities associated with the transfer of Product.   The Technical Transfer Program will be determined successful and completed upon receipt of approval from the FDA and Health Canada for the manufacturing site change and the FDA’s and Health Canada’s approval of the manufacturing processes for all the Products and the Buyer’s approval of the Products produced during Validation.

1.36         “Territory” means United States and Canada.

1.37         “Transportation Cost” shall have the meaning set forth in Section 3.06.

1.38         “Validation” means all activities associated with verifying that the manufacturing systems, equipment, processes and facilities produce Product that consistently meets Buyer Specifications, and in accordance with cGMPs.

ARTICLE 2 - TECHNICAL TRANSFER; SUPPLY OF PRODUCT

2.01         Technical Transfer Program.  Prior to the Supply of Product hereunder, Manufacturer will implement and complete, to Buyer’s satisfaction, the Technical Transfer Program.  In connection with such efforts, Manufacturer shall, including without limitation, do the following:

(a)           Technical Transfer Resources.  Manufacturer will secure and make available the services of a sufficient number of its qualified personnel to perform tasks related to the Technical Transfer Program to the satisfaction of Buyer and to ensure satisfaction of the timelines set forth in Schedule F (the “Technical Transfer Timelines”).  Manufacturer shall prioritize the availability of such personnel for the Technical Transfer Program over other projects and commitments that Manufacturer may have either internally or with third parties.  Manufacturer will use diligent efforts to execute the work plans associated with the Technical Transfer Program and shall report any anticipated or actual significant deviations therefrom as soon as possible.  Such reporting shall not waive any other rights and remedies available to Buyer in connection with such failure by Manufacturer.  The Parties shall participate in periodic conferences to review the status of the Technical Transfer Program.  It is agreed by the Buyer that any delay by Manufacturer to meet said timelines will not be deemed a breach by Buyer.

(b)  Activities and Deliverables.  Manufacturer shall perform the activities and provide the deliverables as set forth in Schedule F.   Manufacturer and Buyer shall jointly work

towards achieving key milestones as outlined in Schedule F. Changes to key milestone dates shall be jointly agreed upon by Buyer and Manufacturer.

(c)  Qualification of Equipment:  Manufacturer shall order, receive and qualify all Equipment required to manufacture, test or package Product in a timely manner that supports transfer of Products to Manufacturer in accordance with the schedule set forth on Schedule  F.   For the avoidance of doubt, the Manufacturer will finance the purchase of the Equipment through *** and such amount shall not be incorporated into, or combined with, the ***.

(d) ***

2.02  Supply of Product.  During the Term of this Agreement and subject to the terms herein, Manufacturer shall manufacture, package and supply Buyer with those quantities of Product as ordered by Buyer and on the date specified by Buyer, and Buyer shall purchase from Manufacturer such quantities of Products, subject to the ordering procedures set forth in Article 4 and the provisions set forth in Section 12.02.  Both Parties agree to collaborate to implement (1) an integrated replenishment planning process that closely links supply and marketplace demand and (2) a weekly schedule attainment performance metric. Buyer agrees that it shall pay for any software or other resource required if the integrated replenishment planning process is an automated one.

ARTICLE 3 - PRICES FOR PRODUCT AND ***

3.01         Price and Other Fees.  Throughout the Term of the Agreement, Manufacturer shall invoice Buyer the Price for each Product ordered and delivered to Buyer in accordance with the terms herein.   Manufacturer shall also invoice Buyer for the *** and  ***  separate from Price in accordance with the terms herein.

3.02         ***

(a) ***

(b) ***

3.03  Raw Materials Price.  The price that Manufacturer shall charge Buyer for the cost of the Raw Materials purchased from the Directed Suppliers is the designated price set forth on Schedule C  (each a “DPB Price”).  ***  Once Buyer has finalized the pricing for the Raw Materials to be purchased from Directed Suppliers: (a) Buyer shall amend Schedule C accordingly to reflect such prices, (b) such pricing shall be effective immediately upon Buyer’s completion of Schedule C, and (c) the preceding sentence shall no longer be in effect at such time.  The price that Manufacturer shall charge Buyer for the cost of the Raw Materials purchased from the Other Suppliers is the designated price set forth on Schedule C (each an “Other Supplier Price,”) as amended from time to time in accordance with the provisions of Schedule C.  Manufacturer will not charge Buyer for any Raw Materials that have not been incorporated into Product delivered to Buyer in accordance with Article 4, or which Raw Materials were not purchased in accordance with Section 4.04(a).  The Raw Materials Prices are subject to adjustment as expressly provided herein.

3.04         ***

3.05         ***

3.06         Transportation Cost.  The cost that the Manufacturer shall charge Buyer for the transportation of Raw Materials to, from or within its Facilities, if any, is the amount set forth on Schedule C.  The cost that Manufacturer shall charge Buyer for the transportation of Raw Materials is calculated as a percentage of the Raw Material Cost.  For greater clarity, all shipment of Products to Buyer shall be at the sole cost of the Buyer as set forth in Section 11.12(a).

3.07         ***

3.08         Price Adjustments.

(a) Price Adjustments for Actual Costs Raw Materials and Transportation Costs.

(i)            Directed Suppliers, and Directed Materials Carriers.  In the event a Directed Supplier or Directed Materials Carrier seeks to adjust the cost to Manufacturer of the Raw Materials or the cost of transporting such Raw Materials, as the case may be, the Manufacturer shall notify Buyer prior to the purchase or transportation of such Raw Materials at an adjusted price.  Manufacturer shall not purchase or transport such Raw Materials at the adjusted price unless (x) Buyer provides its prior written approval to Manufacturer to purchase or transport, as applicable, such Raw Materials at such new price or (y) Manufacturer can substantiate to Buyer that Manufacturer was required to purchase or transport such Raw Material in advance of Buyer’s approval to fulfill Buyer’s applicable Purchase Orders or forecasted but not yet ordered Product and avoid a delay in Buyer’s requested delivery date of Product.  Manufacturer will not purchase any such Other Supplier Raw Material for which there is not yet an agreed upon price set forth on Schedule C, unless (x) Buyer provides its prior written approval to purchase such Raw Materials at a particular price or (y) Manufacturer can substantiate to Buyer that Manufacturer was required to purchase such Raw Material in advance of Buyer’s approval to fulfill Buyer’s applicable Purchase Orders or forecasted but not yet ordered Product and avoid a delay in delivering Product to Buyer in accordance with Buyer’s requested delivery date of Product.

(ii)           ***

(iii)          ***

(iv)          ***

(b)           Adjustments to the Raw Materials Price.  Annually, Buyer may notify Manufacturer of adjustments to the DPB Prices and the Parties shall execute an amendment to this Agreement adjusting Schedule C accordingly.  Annually, the Parties shall consider any adjustment to the Other Supplier Prices proposed by Manufacturer, only if Manufacturer has negotiated in good faith with its suppliers to obtain a fair market price for such Raw Materials.

Upon Buyer’s written request, Manufacturer shall provide Buyer with written documentation that supports and verifies the basis for any such adjustment.  In furtherance of this Section 3.08, Buyer may also produce written verifiable documentation as to a reduction, if any, in the costs of such Raw Materials, and the Parties shall adjust such costs accordingly.

(c)           ***

(d)           ***

(e)           ***

(f)            Adjustments to the Transportation Cost.

(i) Annually, the Parties will review the Transportation Costs for Carriers.  In an effort to continually improve price and efficiency, Buyer shall have the right at any time throughout the year to locate a Carrier for the transportation of any of the Raw Materials that Buyer obtains from the Directed Suppliers.  If Buyer locates such a carrier, Buyer shall so notify Manufacturer, and Buyer shall have the right to insist that Manufacturer utilize such Carrier, which shall thereafter be a Directed Materials Carrier, for such Raw Materials. The change in Carrier must be made within a mutually agreed upon time period.    ***

(ii) Annually, the Parties shall consider any proposals presented by the Manufacturer to adjust the Transportation Costs based upon actual costs which the Carriers charge the Manufacturer provided that Manufacturer has negotiated in good faith with such Carriers to obtain a fair market price for the transportation of such Raw Materials.  Upon Buyer’s written request, Manufacturer shall provide Buyer with written documentation that supports and verifies the basis for any such adjustment.  In furtherance of this Section 3.08, Buyer may produce written verifiable documentation as to the reduction, if any, in the costs of the transportation of Raw Materials and the Parties shall adjust such costs accordingly

(g) ***

3.09  Price for New Products.

(a)           In the event Buyer has notified Manufacturer in accordance with Section 5.11 that it desires to add another product to Schedule A and Manufacturer has indicated a willingness to negotiate the terms for such new product, the Parties will negotiate the Price for such new product in good faith.  Manufacturer shall provide a price for each new Product utilizing the same methodology as was used in Schedule A.  If the Parties reach mutual agreement upon the Price and all other necessary terms, the Parties shall execute an amendment to this Agreement amending Schedule A and Schedule C to include such new product and Raw Materials and the corresponding Price.

(b)           Manufacturer shall provide product marketed stability, product development, test method transfer and Validation for each new Product.  The parameters of each such product marketed stability, product development, test method transfer and Validation shall be established and approved by Buyer. Manufacturer shall provide a price for each new Product utilizing same methodology as used in Schedule A.  The Buyer shall not be responsible for paying any incremental charges in support of the product marketed stability, product development, test method transfer and Validation of a new or existing Product at the Facility without Buyer’s prior written approval.

3.10         Payment Terms.  Payment terms with respect to all invoices issued between Manufacturer and Buyer in accordance with the terms herein shall be forty-five (45) calendar days net invoice date and shall be subject to the other terms of this Section 3.10.  Payment will be issued on the 45th day.  Manufacturer shall remit only one invoice in the amount of the Price for each Product shipped pursuant to the terms herein, which invoice shall be consistent with Buyer’s format and shall provide the level of detail as requested by Buyer.  Manufacturer shall not invoice Buyer for Product that has been manufactured but which has either not been shipped to the Buyer in accordance with the terms herein or has been shipped to

Buyer contrary to the terms herein, regardless of the reason.  Manufacturer shall not issue any separate invoices to Buyer for the components of the Price of any Product.  To the extent Buyer disputes an invoice or any portion thereof, Buyer shall notify Manufacturer of its dispute and shall pay only the undisputed portion, if any, of such invoice until the settlement of the dispute.

3.11         ***  If the total aggregate value of conversion of all WIP Product and Product set forth in such Forecast for such 24 month period ***.

3.12   ***   The Parties recognize and agree that Affiliates of Buyer may be executing a similar version of this Agreement.  *** .

3.13 ***

3.14  ***

3.15  ***

ARTICLE 4 - FORECASTS; ORDERS; SUPPLIERS; RAW MATERIAL TRANSPORTATION

4.01                           Forecasts

(a)   Forecasts:  By the first week of each calendar month during the Term, Buyer (or Buyer’s designee on behalf of Buyer) shall submit a rolling forecast by Product as set forth on Schedule A, of Buyer’s anticipated demand of Product for the next twelve (12) consecutive months, commencing with the following month to which such forecast is sent (each, a “Forecast”).  The Forecast shall show demand on a monthly basis, and for the first three months shall state the dates of delivery for such Product.  The Forecast, including the required delivery dates, are non-binding except for the first month of each Forecast (the “Purchase Order”), which shall constitute a binding purchase order for the quantity of Product stated in the Forecast for such month and a binding date of delivery for such Product. In the event that Manufacturer has failed to receive an updated Forecast by the first week of any calendar month, Manufacturer shall notify Buyer of such failure and, if Buyer has not responded with an updated Forecast within five (5) Business Days of such notice, the most recent Forecast shall be regarded as current.

4.02  ***

***

4.03         ***

(a)           *** Order is less than one month, or if Manufacturer is unable to fulfill such orders because a Directed Supplier is in default of supplying the Manufacturer or has supplied Raw Materials that do not meet Specifications unless, in either case, Directed Supplier’s default or failure is a result of Manufacturer or a problem that the Directed Supplier is having with the Manufacturer) is a material breach of Manufacturer’s obligations. Provided that Raw Materials and WIP Product are available, Manufacturer will make reasonable commercial efforts in good faith to meet delivery requests that are less than one month from the date of issuance of a Purchase Order.

4.04         Raw Materials.

(a) Ordering.

 (i)           In order for Manufacturer to meet its obligation to supply Product under this Agreement, Buyer and Manufacturer agree that Manufacturer must order Raw Materials in accordance with the defined lead times ***  Manufacturer is authorized to procure and shall be entitled to order only those quantities of Raw Materials required to manufacture those Products as in accordance to Section 4.02 in order that Manufacturer will be able to comply with Buyer’s delivery dates for Buyer’s actual and such anticipated Product requirements.  To the extent Manufacturer must order a Raw Material to manufacture Product requested by Buyer through a Purchase Order or anticipated Product requirements and such Raw Material is one which the Parties have agreed Manufacturer will order in bulk or in minimum order quantities as required by the Supplier in order to obtain certain pricing benefits, then Manufacturer shall order not the amount of Raw Material required solely for such particular Purchase Order or anticipated Product requirements, but rather shall order the minimum in bulk or whole quantity of such Raw Material (as required by the Supplier) to maintain the favorable pricing benefits, subject to the Buyer’s consent as required.

(ii)           Manufacturer agrees that it is responsible for, and shall administer the procurement of the Raw Materials on a daily basis in accordance with the terms herein.  Manufacturer’s responsibilities in connection with the purchasing and procurement of the Raw Materials from the Suppliers, including Directed Suppliers, in accordance with the terms herein, shall include, without limitation: transporting, receiving, inspecting, testing and storing the Raw Materials; maintaining sufficient administration, working capital, insurance, information systems, material management and supplier metrics to track that the Supplier is delivering the quantity and quality of Raw Materials requested by Manufacturer and such Raw Materials meet the Specifications; ensuring that adequate supplies of Raw Materials are available at all times throughout the Term of the Agreement, subject to the provisions of Section 4.04(a)(i); ensuring that such Raw Materials are purchased and procured from the appropriate Supplier; paying the Supplier in accordance with such Supplier’s terms (and in any event not more than forty five days after receipt of invoice from a Directed Supplier); ensuring that each Raw Material is transported by the appropriate Carrier; paying Carriers as required; and resolving all supply issues that arise in connection with such Supplier.  If there is a failure to supply issue with a Directed Supplier as a result of a Directed Supplier having a Force Majeure Event or a Directed Supplier fails to deliver the appropriate quantity and quality of Raw Materials ***.  Significant quality issues with a Raw Material purchased from a Directed Supplier must be communicated to the Buyer’s Quality Assurance Department within three (3) Business Days of the Manufacturer’s

incoming inspection.   ***.  In the event that there is no satisfactory resolution of the supply issue, ***.

(b) Directed Pure Buy Program.  Manufacturer acknowledges that the Buyer has arrangements with several suppliers for certain Raw Materials. Schedule C sets forth a list of the Raw Materials and the suppliers from whom Buyer has arranged such Raw Material to be purchased (each, a “Directed Supplier”, collectively, the “Directed Suppliers”).  Manufacturer agrees (i) it will not interfere with or impede in any manner such relationships, (ii) to purchase each of the Raw Materials designated to be obtained from a Directed Supplier only from such Directed Supplier, (iii) to inform the Directed Supplier as to which Raw Materials are being purchased for incorporation into the Products, (iv) to purchase the Raw Materials from Directed Supplier at the DPB Price only (unless the Buyer has specifically authorized the Manufacturer otherwise) and (v) to keep all DPB Prices confidential and to not share such information with third parties unless required to disclose by law, court order or order of a regulatory authority. Buyer shall negotiate the terms of its arrangement with each Directed Supplier directly, including, without limitation, the price that the Directed Supplier shall charge the Manufacturer for the Raw Material and the Minimum Order Quantities.  Upon completion of such agreements and prior to the first production of any Product using any such Raw Materials the Parties shall execute an amendment to this Agreement amending Schedule C to incorporate such DPB Price ***.   If Manufacturer receives a rebate, deduction or discount for any Raw Materials purchased from a Directed Supplier which are to be used for the Products, Manufacturer shall make such rebate, deduction or other discount available to Buyer in accordance with the variance calculations.  Buyer must pre-approve any change in order pattern. ***.

(c)           Other Raw Materials.

(i)            For those Raw Materials listed on Schedule C which are not to be procured from a Directed Supplier, Manufacturer shall negotiate its own agreements with suppliers of its choice for such Raw Materials (each an “Other Supplier” and together the “Other Suppliers”,) and shall comply with such contractual arrangements with such Other Supplier, subject to the terms herein.    If Manufacturer receives a rebate, deduction or discount for any such Raw Materials to be used for the Products, Manufacturer shall make such rebate, deduction or other discount related to the Products 100% available to Buyer.

(ii)           To the extent a Raw Material for an Other Supplier is added to Schedule C subsequent to the Effective Date, the Parties agree that Manufacturer shall identify any such Other Supplier for such Raw Material, negotiate a purchase price for such Raw Material and obtain the prior written approval of Buyer before engaging or committing to use such Supplier.  If Buyer believes that such Supplier’s price is acceptable, the Parties will execute an amendment to this Agreement, amending Schedule C to reflect such Other Supplier Price for such Raw Material. If Buyer believes that an Other Supplier’s price is inconsistent with the market or is otherwise unacceptable, then Buyer shall have the opportunity to locate its own Supplier for such Raw Material and insist that the Manufacturer use such Supplier for the Raw Material and Buyer shall be responsible for qualifying such Supplier at its own costs.  Buyer shall then negotiate the terms of its arrangement with such Directed Supplier in accordance with Section 4.04(b).  Upon completion of such negotiations and prior to the initial production of the Product (or if such Product has been produced previously, then prior to the first production following the adjustments made to Schedule C in accordance with Section 4.04(d)) using such Raw Material, Manufacturer and Buyer shall execute an amendment to this Agreement, amending Schedule C to reflect that Manufacturer shall purchase such Raw Material only through the Directed Supplier identified on the amended Schedule C and shall charge Buyer the DPB Price.  ***.

(d)           Unilateral Amendments to Schedule C.  Buyer shall be permitted to unilaterally change Schedule C, without the approval or consent of Manufacturer in order to, (i)

to add new Raw Materials that will be necessary or delete Raw Materials that have become obsolete, in either case, because of a change to the Specifications or (ii) to change the availability of a Raw Material from a Directed Supplier to an Other Supplier or from an Other Supplier to a Directed Supplier, ***  Buyer shall send a written notice to Manufacturer informing Manufacturer of any amendments to Schedule C and attaching such amended Schedule C.  Upon Manufacturer’s receipt of Buyer’s written notice and the revised Schedule C, such Schedule C shall be so amended without the need for both Parties to execute an amendment in accordance with Section 20.05.  In the event Buyer’s amendment reflects that a new or currently utilized Raw Material will be available through a Directed Supplier, Manufacturer shall negotiate terms with such Directed Supplier in accordance with Section 4.04(b).  In the event Buyer’s amendment reflects that a particular Raw Material will no longer be available through a Directed Supplier or that a new Raw Material will not be available through a Directed Supplier, then Manufacturer shall locate an Other Supplier for such Raw Material and shall follow the selection, approval and negotiation process as set forth in Section 4.04(c).

(e)  ***  To the extent Manufacturer has purchased Raw Materials in accordance with the requirements set forth in Section 4.04(a), but subsequent to such purchase and prior to the conversion of such Raw Material into Product or WIP Product, ***.

(f)  ***

(g)Transportation of Raw Materials.

(i)             Prior to the initial purchase of any Raw Material from a Directed Supplier, Buyer shall have the option of specifying a Carrier who will transport such Raw Material to the Facility (a “Directed Materials Carrier”). The Manufacturer shall negotiate it’s own agreements with the Carrier that is responsible for transporting such Raw Materials to the Facilities.  If the Manufacturer receives a discount or deduction for any such Transportation

Costs for the Raw Materials, Manufacturer shall make such discount or deduction available to Buyer in accordance with the variance calculations described in Schedule E.

4.05   Electronic Data Exchange.  Manufacturer agrees to cooperate with Buyer in identifying and implementing an electronic interface that will allow for mutual direct exchange of forecast and inventory data.  If Manufacturer incurs costs (including incremental personnel) associated with implementing this electronic interface, it will be at the expense of the Buyer and the Parties will mutually agree on a payment schedule.

4.06         Forward Visibility.  At the commencement of every month, Manufacturer shall provide the Suppliers with forward visibility of the Buyer’s Forecast for six-month intervals which Manufacturer shall translate into Raw Material requirements as follows: (a) the first thirteen (13) weeks of the Forecast (showing demand on a weekly basis) and (b) those three (3) months of the Forecast following the first thirteen weeks (showing demand on a monthly basis).  At the commencement of month one and month seven of each year during the Term, in addition to the forecasting described in the immediately preceding sentence, Manufacturer will also provide the Suppliers with a twelve (12) month Forecast (showing demand on a monthly basis).

4.07         Conflicts.  To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance, *** or any similar document, the terms of this Agreement shall govern. In ordering and delivering the Products pursuant hereto, Manufacturer and Buyer may employ their standard forms, but nothing in those forms shall be construed to modify, amend or supplement the terms of this Agreement and, in the case of any conflict herewith, the terms of this Agreement shall prevail.

ARTICLE 5 - ADDITIONAL UNDERSTANDINGS OF THE PARTIES

5.01         Other Affiliates.  If any other Affiliate of Buyer desires to purchase Products from Manufacturer under the terms of this Agreement, then, upon the execution of a copy of this Agreement by such Affiliate, Manufacturer shall accord such Affiliate all of the benefits hereof and treat such affiliate as a “Buyer” for the purposes of this Agreement.  To the extent Manufacturer is having a manufacturing, scheduling or resource allocation conflict as between Buyer and one of its Affiliates, and such conflict is a result solely of the demands of these two businesses, and there is no third party that is also imposing manufacturing, scheduling or resource allocation demands upon Manufacturer, then Buyer shall resolve such issue between Buyer and its Affiliate.  If the result of such conflict is not solely as a result of the demands between Buyer and one of its Affiliates, Manufacturer shall be obligated to manage such conflict.  The intent of this section is not that Manufacturer will allocate one portion of time to all of Buyer’s and its Affiliates’ businesses, and not otherwise impact or impede their allocations to other non-Affiliated parties.

5.02   Exclusive Rights.  The parties agree that Buyer owns all the Intellectual Property Rights, and except as set forth in Section 5.03, Manufacturer and its Affiliates have no rights to use such Intellectual Property Rights.  Except as otherwise permitted herein, during the Term of the Agreement, Manufacturer shall supply Buyer on an exclusive basis with the Products that Buyer will sell in the Territory and neither Manufacturer nor any of its Affiliates shall sell or distribute, or allow the sale or distribution by any third party of, the Products (or any Improvement or product line extension thereto) anywhere.  Following the termination or expiration of this Agreement, neither Manufacturer nor any of its Affiliates shall have any rights to manufacture, sell or distribute, or allow manufacturing, sale or distribution by any third party of the Products (or any Improvement or line extension thereto) set forth in Schedule A.

5.03         Grant of Sublicense.

(a) Solely to the extent necessary to enable Manufacturer to manufacture and package the Products for Buyer in accordance with the terms herein, Buyer hereby grants Manufacturer a royalty-free, non-exclusive sublicense without the right to grant further sublicenses under any and all applicable patents and other Intellectual Property Rights owned or controlled by or licensed to Buyer or any of Buyer’s Affiliates to make and package the Products, which grant cannot be sublicensed.  Nothing herein shall give Manufacturer any right to use any of Buyer’s or Buyer’s Affiliates Intellectual Property Rights used in connection with the Products or trademarks or trade names that may appear on the labeling for the Products, except for manufacturing Products and completing the packaging labels for the Products as specified in the Specifications.  Except as provided above, Manufacturer shall not obtain any right, title or interest in any of Buyer or Buyer’s Affiliates Intellectual Property Rights or trademark or any other trademark designation or tradename by virtue of this Agreement or Manufacturer’s performance of its obligations hereunder.

(b)           The Parties agree that Buyer owns or controls the copyright, trade dress and all other intellectual property rights used in connection with the packaging materials for the Products.

5.04         Competing Products.  Manufacturer recognizes and acknowledges that Buyer and its Affiliates have been, and will continue to be, actively involved in the fields in which the Products are sold.  Manufacturer acknowledges that Buyer and its Affiliates market, sell and distribute products which compete directly with the Products, and may continue to market, sell and distribute these and other competing products throughout the Term of this Agreement, either inside or outside the Territory.  Manufacturer acknowledges that Buyer and its Affiliates may have such products manufactured internally or by a third party, including, without limitation, a third party that is a competitor of Manufacturer’s.  Additionally, Manufacturer acknowledges that throughout the Term, Buyer and its Affiliates may manufacture Products, or have Products manufactured by a third party, either inside or outside the Territory, and Buyer and its Affiliates shall have the right to market, sell and distribute, or have marketed, sold or distributed such Products outside the Territory.

5.05         Specifications.  The Parties acknowledge and agree that Buyer will need to make changes to the Specifications throughout the Term of the Agreement.  Buyer shall make any such changes that it so requires to the Specifications and such changes shall be assessed upon receipt by Manufacturer for implementation timing with confirmation of such receipt by Manufacturer.   Such change shall be electronically communicated to Manufacturer through the Buyer’s global specifications system.   If Manufacturer has any objections to the modified Specifications, Manufacturer must notify Buyer in writing within fifteen (15) Business Days of receipt of Specification change.  If Manufacturer objects, then the Parties shall meet as soon as possible thereafter to discuss Manufacturer’s objections.  If such change or modification will cause Manufacturer to incur additional costs and Manufacturer objects to incurring such cost, then Manufacturer shall so specify that reason in its notification to Buyer.  Buyer and Manufacturer shall then mutually agree upon an implementation strategy to the satisfaction of both Parties.

5.06         Cooperation.  Manufacturer shall provide Buyer or any Regulatory Authority with any data and information in Manufacturer’s possession relating to the Products or the Facility and its manufacture and quality control procedures that may be reasonably necessary to enable Buyer to obtain any governmental approvals mentioned under Section 5.07.

5.07         Regulatory Approval.  As of the Effective Date and throughout the Term, Manufacturer has and will have all permits, establishment and facility licenses required by Regulatory Authorities that are necessary for Manufacturer to manufacture the Products (including storage thereof), save and except for those permits required by Manufacturer for the secondary packaging Facility which shall be obtained prior to commencing secondary packaging activities in said Facility, and provide Products to Buyer in accordance with the terms herein.  In the event of any change in the Raw Materials or manufacturing processes solely with respect to the Products during the Term of the Agreement that has been requested by Buyer or is required by law and which change is not required for, or applicable to, any other product which Manufacturer manufactures or may manufacture, Manufacturer will be responsible for securing any Regulatory Approvals that are necessary to implement such change in its Facility and Buyer will be responsible for securing any Regulatory Approvals that are necessary to implement such change in the Products ***.  For the purposes of clarification and the avoidance of doubt, if any such change is applicable to, or will impact any other product that Manufacturer manufactures, then Manufacturer shall make such change and obtain all necessary Regulatory Approvals, ***.

5.09         Back-up Supply.  Manufacturer recognizes, acknowledges and agrees that during the Term, Buyer and its Affiliates may share the Specifications, Intellectual Property Rights, process specifications, technical information as well as any other data or information, exclusive of *** and any other financial information pertaining directly to Manufacturer, that may be useful or necessary in connection with manufacturing, packaging, producing and storing the Products with another party (which may be a competitor of Manufacturer) for such other party to qualify its facility so that such party may manufacture and produce Product that meets the Specifications if so requested by Buyer.  Manufacturer further recognizes, acknowledges and agrees that during the Term Buyer may so request that such party manufacture, package, validate, produce and store such qualified Product and perform stability testing and any other tests on such Product that Buyer deems necessary or appropriate to ensure that such party is able to manufacture validated and qualified Product that complies with the Specifications.  Buyer agrees that during the Term it will not purchase any Product from such manufacturer for sale to a third party in the Territory (e.g., Failure to Supply), except as otherwise permitted in accordance with the terms herein or if the Agreement is terminated or expires.

5.10         Facilities.  Manufacturer represents and warrants that throughout the Term of the Agreement all Products will be manufactured, packaged and stored at the Facilities.  Manufacturer will not manufacture, package or store the Products or the Raw Materials at any other location throughout the  Term of the Agreement without prior written authorization from Buyer which shall not be unreasonably withheld.  The Parties agree that Buyer shall not be deemed unreasonable in withholding its consent if it is not able to validate another facility at the time, whether due to resource constraints or inability to justify additional costs associated therewith.

5.11         Manufacturer Responsibilities.  Without limiting any of Manufacturer’s responsibilities herein, and to the extent further enumerated elsewhere in the Agreement in accordance therewith, the Parties agree that included within the Price of the Product, Manufacturer shall do the following: (a) all complaint investigation and reporting; (b) analytical and microbiological release testing for component, chemical, bulk and Product as indicated on Specifications (c) pure-buy administration (e.g., supplier management, audits, other activities and tools necessary to maintain efficient supplier relations, etc.); (d) storage for all Raw Materials in accordance with required specifications and temperature guidelines; (e) transportation for all incoming Raw Materials; (f) input and maintenance of all Specifications, including test methods, Raw Materials, component, WIP and Product Specifications; (g) perform root cause/corrective action and track trends on all Product non-conformances in accordance with Buyer’s requirements; and (h) provide the lead role in troubleshooting and addressing day-to-day technical issues in manufacturing, testing and validation with the exception of  testing of the ***.

5.12  ***

5.13  ***

ARTICLE 6 - IMPROVEMENTS AND CHANGES TO PRODUCTS

6.01         Improvements. Each year during the Term of this Agreement, Buyer’s intention is to reduce Price for each upcoming year by *** over the preceding year’s total aggregate Price for all Products through the Buyer’s cost improvement program (“CIP Program”).

Manufacturer and Buyer agree to work together, using their joint commercially reasonable efforts, to strive to reduce the net Price of the Product(s) by ***  during each twelve (12) month period during the Term and any Extended Term.  Manufacturer and Buyer will agree upon any Specification changes resulting from such cost improvements.  At each quarterly meeting (which is to be held in person), Manufacturer agrees to have developed and to submit to Buyer at that meeting a written plan for cost improvement opportunities under this Agreement or any Addendum. ***  In the event that the cost improvement requires capital investment or other costs associated with manufacturing or testing of Raw Materials or Product, or other qualification work, ***.

ARTICLE 7 - TERM

7.01         Initial Term.  The initial term of this Agreement (the “Initial Term”) shall commence on the date hereof and remain in effect until December 31, 2013, unless sooner terminated as expressly provided under the term of this Agreement.

7.02         Optional Extension.  Buyer, at its sole option, may extend this Agreement for up to two additional years after the expiration of the Initial Term by giving Manufacturer at least eighteen (18) months prior written notice prior to the expiration of current Agreement.   Price will be calculated based on actual costs of conversion labor, Raw Materials, overhead and other components of total cost.  “Term” shall mean the Initial Term plus any optional extensions exercised by Buyer in accordance with this Section 7.02.

7.03         Additional Term:  Should Buyer enter into another Agreement with the Manufacturer upon completion of Term, Manufacturer and Buyer agree to negotiate the Price of the Products for said additional term (the “Additional Term”) prior to one hundred and eighty (180) days of the commencement of said Additional Term.  Manufacturer agrees to adjust Price based on actual costs of conversion labor, Raw Materials, overhead and other components of total cost.

7.04   ***  (a) ***

(b)           ***

(c)           ***

ARTICLE 8 - TERMINATION

8.01         Breach.  (a) This Agreement may be terminated, prior to the expiration of its Term, by either Party by giving written notice of its intent to terminate and stating the grounds therefore if the other Party shall materially breach or materially fail in the observance or performance of any representation, warranty, guarantee, covenant or obligation under this Agreement, including, without limitation, the Quality Agreement.  The Party receiving the notice shall have thirty (30) Business Days from the date of receipt thereof to cure, or to initiate a cure reasonably acceptable to the non-breaching Party, if such breach or failure is not curable within thirty (30) Business Days of the breach or failure (the “Additional Cure Period”).  In the event such breach or failure is cured, the notice shall be of no effect and the Agreement shall continue on in full force and effect.  In the event (i) such breach or failure is not cured within such thirty (30) Business Days period or (ii) if a Party initiates a cure within thirty (30) Business Days for a breach or failure that cannot reasonably be cured within thirty (30) Business Days, but fails to effect the cure within the Additional Cure Period then the Agreement shall terminate at the end of the Additional Cure Period.  If Manufacturer fails to receive an “Acceptable” rating on any quality audit conducted by Buyer or any of its Affiliates, or by another party at Buyer’s direction, and fails to provide a corrective action plan acceptable to Buyer or Affiliate, or fails to implement such corrective actions in the period agreed upon by Buyer or Affiliate, such failure is a breach of this Agreement.  If Manufacturer fails to maintain an acceptable compliance status with the FDA and any other applicable regulatory agency, such failure shall be a breach of this Agreement.

(b) This Agreement may be terminated in accordance with Section 12.01.

(c) Notwithstanding Manufacturer’s right to cure a breach in accordance with Section 8.01(a), in the event that Manufacturer has ***  Buyer so decides to send Manufacturer a notice of termination for breach.  The Agreement shall terminate upon Manufacturer’s receipt of such notice.  Example: ***.

8.02         Termination Without Period of Cure.  Notwithstanding Section 8.01, Buyer may also terminate this Agreement without allowing Manufacturer the thirty (30) Business Day period to cure any such breach or failure in accordance with Section18.02 or 18.03.

8.03         Insolvency, Etc.  This Agreement may be terminated, prior to the expiration of its Term, upon fifteen (15) calendar days written notice by either Party: (i) in the event that the other Party hereto shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the “Bankruptcy Code”) or similar legislation in Canada, (4) file a petition seeking to take advantage of any law (the “Bankruptcy Laws”) relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code or similar legislation in Canada, or (6) take any corporate action for the purpose of effecting any of the foregoing; or (ii)  if a proceeding or case shall be commenced against the other Party hereto in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of the Party or of all or any substantial part of its assets, or (3) similar relief under any Bankruptcy Laws, or an order, judgment or decree approving any of the foregoing shall be entered and continue unstayed for a period of 60 days; or an order for relief against the other Party hereto shall be entered in an involuntary case under the Bankruptcy Code or similar Canadian legislation.

8.04         Change in Control.  Buyer may, but is not required to, terminate this Agreement upon written notice to Manufacturer (or its successor) in the event that an entity other than Manufacturer has gained control of more than fifty percent (50%) of the ownership of Manufacturer or control of management; or more than fifty percent (50%) of Manufacturer’s assets have been transferred by any person or entity or affiliated group; or Manufacturer has merged or amalgamated with or into another party (even if Manufacturer is the surviving entity), except in the context of a corporate reorganization in which the ultimate control of the Manufacturer remains the same as of the date hereof.  Such termination will be effective immediately upon Manufacturer’s receipt of written notice from Buyer informing Manufacturer of Buyer’s termination of the Agreement.  Manufacturer must send Buyer written notice of any such change in control or ownership or transfer of assets, merger or amalgamation within five (5) Business Days of such event.  Manufacturer agrees to periodically provide information to Buyer including, but not limited to, assets, liabilities, income, expenses, and equity in the event that Manufacturer is acquired or controlled by a private owner or limited number of owners.  This information will be used by Buyer to assess Manufacturer’s financial health in order to ensure appropriate allocation of new Products and on-going reliability of supply for existing Products.

8.05         Termination Without Cause. ***

8.06         Effect of Termination.

(a)           Damages.  Notwithstanding the termination of this Agreement for any reason, each Party hereto shall be entitled to recover any and all Damages which such Party shall have sustained by reason of the breach by the other Party hereto of any of the terms of this Agreement.  Termination of this Agreement for any reason shall not release either Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either Party hereto which is expressly stated elsewhere in this Agreement to survive such termination.  In the case of a termination under Section 8.02 above, the Buyer may pursue any remedy available in law or in equity with respect to such breach, subject to the terms of Section 20.01 (“Arbitration”) and Section 20.02 (“Mediation”).

(b) ***.

(c) ***

ARTICLE 9 - DELIVERY; INVENTORY.

9.01         Delivery.  All charges for packing, inter-plant hauling, storage and bar coding and Raw Material transportation to the Facilities, are included in the Price unless otherwise agreed to by the Parties. Buyer shall be responsible for costs incurred by Manufacturer for custom pallets or packaging that Buyer agrees, prior to incurring any such costs, is not standard or common to industry requirement. Buyer may provide a Carrier routing guide for Manufacturer to use with all shipments of Product and Raw Materials transported by Buyer’s Directed Materials Carriers.  Unless otherwise agreed to by both Parties or a Product shipment is late, short, defective or otherwise incomplete or not in compliance with the terms herein, Buyer shall pay all delivery charges for Product shipped from the Facilities to the destination as directed by Buyer.  If a Product shipment is late, short, defective or otherwise incomplete or not in compliance with the terms herein, then Buyer may use expedited shipping and Manufacturer shall be responsible for all shipping costs and expenses incurred by Buyer in connection therewith, except if the Product shipment is late, short or otherwise incomplete because Buyer’s Directed Supplier of Raw Materials was late in delivery of Raw Materials (and such delay was not caused by or as a result of Manufacturer) or such Raw Materials were defective.  If the Manufacturer accepts a Purchase Order from Buyer outside the Firm Zone with prior notice to Buyer that incremental shipping charges will be incurred, Buyer shall be responsible for any incremental shipping expenses.  All shipments must be accompanied by a legible Load Packing List and a VICS standard bill of lading. Manufacturer agrees to promptly forward the a copy of bill of lading and other shipping receipt for each shipment in accordance with Buyer’s written instructions.  Manufacturer further agrees to promptly render, after delivery of goods or performance of services, correct and complete invoices to Buyer.

9.02         Shipment. Manufacturer will pack all Product ordered hereunder in a manner suitable for shipment and sufficient to enable the Product to withstand the effects of shipping, including handling, during loading and unloading and in compliance with applicable shipment guidelines and specifications as provided in writing to Manufacturer by Buyer in order to avoid damage to Product.  Product must be shipped on pallets and in accordance with Buyer Specifications, and all Product shipped on the pallet must be of the same universal product code (“UPC”) and lot number.  The risk of loss with respect to Product shall remain with Manufacturer until such time that Product leaves the Facility on the designated Carrier, at which time, the risk of loss for the Product shall transfer to Buyer.  Buyer shall provide claims responsibility while the Product is in transit from leaving the Facility to unloading at the Buyer’s facility or such other location as designated by Buyer as the point of delivery.  Manufacturer shall be responsible for arranging for the pick-up of shipments of Product with the designated Carrier.

9.03         Inventory.  Manufacturer will maintain inventory of Products on a first-in, first-out basis.  Manufacturer and Buyer agree to cooperate to improve the process for ordering Products.

9.04         Technology and Standards.  Manufacturer shall conform to Buyer Specifications regarding labeling of Product shipments.  Throughout the Term, Manufacturer may be required to provide specific labeling information including “smart labels”, which would encompass all pertinent data via a barcode or other. Manufacturer agrees to provide any necessary systems and equipment for compliance with such requirement and to comply with such requirement, if so requested to do so by Buyer, at Buyer’s cost.  Manufacturer will implement and incur the expense for any systems and hardware that is needed to implement, uphold or remain consistent with industry practices and standards.

ARTICLE 10 - INSPECTION

10.01                     Facilities.

(a)           Buyer Audit.  Manufacturer grants Buyer the right to audit or to appoint third parties to audit, at any reasonable time during normal business hours, the Facilities and the documentation demonstrating Manufacturer’s satisfactory performance of, and performance with, its manufacturing obligations under this Agreement.  Buyer will notify Manufacturer at least twenty (20) Business Days in advance of such an audit. Buyer may exercise such right not more than once in any calendar year save and except for situations where a single audit or event reveals significant concerns from the perspective of Buyer, acting reasonably, that require appropriate additional audit follow-up.   Any third party appointed by Buyer to perform such an audit shall at all times be bound by obligations of confidentiality and non-disclosure of Manufacturer’s confidential information and agree to disclose to Buyer only such information as is necessary to determine if Manufacturer is performing its manufacturing obligations in accordance with this Agreement.   It is furthermore agreed that the on-site availability of Buyer or such third party shall have no bearing on Manufacturer’s production schedule as Manufacturer shall be authorized and entitled to proceed with same in the absence of Buyer’s representative.  Buyer shall make reasonable efforts to leverage audits or consolidate auditing activities with other

Affiliates in order to minimize auditing activities at Manufacturer.  Audit results will be provided to Manufacturer by Buyer to the extent Buyer deems appropriate.

(b)           Inspection by Governmental Authorities.  Manufacturer shall permit inspections of the Facility by Governmental Authorities of all relevant territories (such as the FDA, HPFBI or equivalent foreign regulatory authorities) with respect to the fulfillment of any requirement for any License or as otherwise necessary to fulfill the obligations herein during the Term of this Agreement and, if necessary, thereafter.

10.02       Records. Buyer shall have the right to audit Manufacturer’s records relating to its performance under this Agreement.  Manufacturer shall maintain all batch records and other manufacturing and analytical records, all records of shipments of Product and all validation data and other applicable records for the greater of (a) as required by applicable law and regulation or (b) the time periods set forth in the Quality Agreement.  Manufacturer shall make such data available to Buyer and Regulatory Authorities upon Buyer’s reasonable request or if required by law.

ARTICLE 11 - QUALITY/LABEL VERIFICATION/DEFECTIVE PRODUCT/INSPECTIONS/TESTING

11.01       Quality.   Mutual quality roles and responsibilities are defined in the Quality Agreement and each Party shall fulfill such responsibilities.

11.02       Electronic Label Verification.  Manufacturer shall electronically scan every Product to ensure that the label and any labeled Raw Material (i.e.:  printed tube, carton, patient information circular and any other pre-printed Raw Material) utilized in the manufacture of the Product meet Specifications for such Product before allowing Product to be shipped from the Facility.  If the label or labeled Raw Materials are not accurate, Manufacturer will not allow such Product to be shipped to Buyer.  Buyer and Manufacturer agree that the requirements for electronic label verification may change over the Term of the Agreement.  Buyer will notify Manufacturer of any such changes in writing, and the Parties shall negotiate an effective date for such changes in good faith.  In the event there are costs involved for any change requested by Buyer, this will be the sole responsibility of the Buyer.

11.03       Disposition of Defective Product.  Without prejudice to any other remedy that Buyer may have, Manufacturer shall replace at its own cost and expense, including reimbursement of freight and disposition costs incurred by Buyer, Product that fails to comply with the Specifications or has any such defects, except if such defects or failure to comply with Specifications is due to improper storage or handling by a Designated or Other Carrier, Buyer, Buyers Affiliates, or any customers of the Buyer. Buyer shall notify Manufacturer of the existence and nature of any non-compliance or defect and Manufacturer shall have a reasonable opportunity, not to exceed ten (10) Business Days from receipt of notification, to inspect such defective Product which ten (10) Business Days shall commence as of the date the Manufacturer receives such allegedly defective Product. Buyer shall have no obligation to pay for any Product that is subject to such a claim of non-compliance or defect and Manufacturer shall reimburse Buyer for all direct, out-of-pocket costs incurred by Buyer in connection with such Product, including, without limitation, shipping of the Product and disposition costs, except if such defects or failure to comply with Specifications is due to improper storage or handling by a Designated Carrier, Buyer or any customers of the Buyer.  Buyer will control the disposition process.  If Manufacturer fails to so inspect such defective Product, Buyer may dispose of such defective Product as it sees fit and Manufacturer shall promptly (1) reimburse Buyer for all direct, out-of-pocket costs incurred by Buyer in connection with such Product, including without limitation, shipping of the Product and disposition and (2) replace such defective Product at its own cost and expense.

11.04                     Independent Testing. If, after Manufacturer’s inspection of such Product, the Parties disagree as to the Product’s conformance to the Specifications or whether the Product has such a defect, either Party may deliver the Product to an independent third-party laboratory, mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Product’s conformance to the Specifications or the presence or absence of defects. All costs associated with such third-party testing shall be at Buyer’s expense unless the tested Product is deemed by such third-party to be defective or not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Manufacturer. For greater clarity, if the Product is not found to be defective or is found in compliance with the Specifications, Buyer shall reimburse Manufacturer for all freight and transportation costs and all late fees, if the Product Price has not been paid in accordance with the terms of Section 3.10 herein. No payment for Product by Buyer or any third-party agent of Buyer shall constitute acceptance by Buyer thereof, nor shall any inspection or testing be in lieu or substitution of any obligation of Manufacturer for testing, inspection and quality control as provided in the Specifications or under applicable local, state, provincial or federal laws, rules, regulations, standards, codes or statutes.

11.05                     Disposition of Defective Raw Materials. Manufacturer shall inspect all Raw Materials upon arrival at the Facility. Manufacturer shall be responsible for ensuring that defective Raw Materials are identified upon receipt and Buyer shall be responsible for resolving any issues (quality or otherwise) that arise in connection with the Raw Materials directly with the Suppliers. Manufacturer shall not invoice Buyer for, nor shall Buyer be liable to Manufacturer for, any defective Raw Materials.

11.06                     Reports. Upon Buyer’s written request, Manufacturer shall from time to time promptly provide Buyer written reports relating to any aspects of the Product that are identified in the Specifications. Notwithstanding the immediately preceding sentence,

Manufacturer shall provide Buyer (without a written request) with those reports identified in the Quality Agreement which Manufacturer is obligated thereunder to provide to Buyer.

11.07                     Corrective Action. In the event any governmental agency having jurisdiction shall request or order, or if Buyer shall determine to undertake, any corrective action with respect to any Product (or any finished product containing or contained in any Product), including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable solely to a breach by Manufacturer of any of its warranties, guarantees, representations, obligations or covenants contained herein, then Manufacturer shall be liable, and shall reimburse Buyer for the reasonable costs of such action including the cost of any Product (or any finished product containing or contained in any Product) which is affected thereby.

11.08                     Product Complaints. In the event Manufacturer receives any Product complaints, Manufacturer shall immediately notify Buyer of such complaint and in no event more than two (2) Business Days after receipt of such complaint.

11.09                     Regulatory Inspections. In the event the Facility is the subject of an inspection by any Regulatory Authority or any other duly authorized agency of any national, state, provincial or local government directly relating to the manufacturing, packaging or warehousing of the Product, WIP Product or the Raw Materials, Manufacturer shall notify Buyer within two (2) Business Days of learning of such inspection Manufacturer agrees to promptly notify Buyer of any inspection by any Regulatory Authority pending as of the date hereof or as notice of same may arise and shall keep Buyer informed of the resolution of the matter with the relevant Governmental Authority. Manufacturer shall supply Buyer with copies of any correspondence or portions of correspondence to the extent relating to the Products, WIP Products or the Raw Materials, including any communications to or from any Regulatory Authority (including the reporting of adverse drug experiences or field alerts) which might adversely affect Manufacturer’s ability to perform its obligations under this Agreement.

Manufacturer shall be authorized to redact all information not pertaining to the Products. In the event Manufacturer receives any regulatory letter or written comments from any Regulatory Authority in connection with manufacturing and packaging of the Products hereunder, it shall provide Buyer with a copy of each such communication. To the extent Manufacturer is required to submit any correspondence to a Regulatory Authority that relates to the manufacture, packaging or warehousing of the Product, WIP Products or the Raw Materials, Manufacturer shall provide Buyer with a copy of such correspondence as far in advance of its submission to such Regulatory Authority as possible and Buyer shall have the opportunity to review and comment upon such correspondence, but in no event shall Buyer review hinder submission of correspondence to such Regulatory Authority in the allotted time period.

11.10                     Testing. Manufacturer shall perform all marketed Product stability testing and other testing and release activities in accordance with the Specifications, cGMPs, the Quality Agreement and the other terms of this Agreement. Manufacturer shall provide Buyer with a copy of all test results.

11.11                     Safety. Manufacturer shall enforce safety procedures for its manufacturing, packaging and storing of the Products, WIP Products and Raw Materials and handling and disposal of waste relating thereto that comply with all federal, state, provincial and local environmental and occupational safety and health requirements. Manufacturer will pass all safety audits performed by, or at the request of, Buyer with an “Acceptable” rating. Failure to do so, or to remedy any failures identified in the safety audit within a mutually agreed upon timeframe to the Buyer’s satisfaction shall be a breach of this Agreement. Such responsibilities shall include the proper disposal of waste in an appropriate manner consistent with the nature of the waste and at a permitted disposal facility.

11.12                     Storage. To the extent any Product, WIP Product or Raw Material is stored, Manufacturer shall store such Product, WIP Product and Raw Material in a controlled environment that meets the Specifications, cGMPs and all other applicable laws, rules and regulations in the Territory, and has been pre-approved by the Buyer. Manufacturer will implement and enforce security precautions to prevent unauthorized access to the Products, WIP Products and Raw Materials while in the control of Manufacturer.

(a)                                  Shipping Responsibilities. The Products ordered by Buyer pursuant to this Agreement shall be deemed delivered by Manufacturer to Buyer once delivered on the Facilities’ loading docks EX WORKS (Incoterms 2000). Shipment of the Products shall be at Buyer’s sole cost and expenses. Buyer shall be liable for any and all transportation charges, including without limitation freight, duties and taxes levied in connection with the supply of Products and shipment of same. Manufacturer shall arrange for the shipment of the Products in accordance with Buyer’s instructions. Buyer shall select and retain the Carrier and insurance company for shipping of the Products in accordance with the terms of this Agreement. Buyer shall provide Manufacturer with its Carrier’s name and account number and its insurance company contact information. Manufacturer will schedule freight pick up with Buyer’s selected Carrier and complete the documentation on behalf of Buyer for each shipment of Product by using Buyer’s account number. All costs and invoices shall be charged by Buyer’s selected Carrier directly to Buyer for all third party costs related to same.

(b)                                 Transfer of Title. Notwithstanding anything to the contrary, title to and risk for the Products supplied to Buyer under this Agreement passes to Buyer EX WORKS (Incoterms 2000) Manufacturer’s Facilities loading docks, at the time the Products are placed on the Facilities’ loading docks at Buyer’s disposal, not cleared for export and not loaded on any collecting vehicle. Manufacturer shall not be liable to Buyer for the costs of loss of any kind arising out of or in relation to damage to or loss of the Products, however caused, which occurs after title to and risk for the Products passes to Buyer, nor shall any liability of Buyer to Manufacturer under this Agreement be diminished or extinguished by reason of such loss or damage. For greater certainty, Buyer shall be liable for all costs and risks of loss while Products are in transit.

11.13                     Shortages. Manufacturer shall notify Buyer in writing of any shortage in any shipment of Product (when compared to the amount claimed in the invoice for such shipment) within *** after delivery of such shipment. Buyer shall notify Manufacturer in writing of any shortage in any shipment of Product (when compared to the amount claimed in the invoice for such shipment) within *** of receipt of shipment by Buyer. Manufacturer shall refund to Buyer the Price paid for the quantity of the shortfall.

ARTICLE 12 - FAILURE TO SUPPLY; FORCE MAJEURE

12.01                     Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder due to any cause which is beyond the non-performing Party’s reasonable control, including fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common Carriers, riots, arrests of people, terrorist actions, rebellion or sabotage, failure of fuel or water supply or ice, lightning, epidemic, hydro electric power failures, or any delay or failure by a Governmental Authority to issue any relevant permit or order not caused by the act or omission of the Party (a “Force Majeure Event”), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent any such non-performance is due to a Force Majeure Event. The non-performing Party is required to provide immediate written notice to the other Party of the Force Majeure Event. Such non-performance will be excused for three months under these conditions or as long as such event shall be continuing (whichever occurs sooner), provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event.

Furthermore, such non-performing Party shall exercise all commercially reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. If Manufacturer has a Force Majeure Event that remains unresolved after ninety (90) days, then Buyer may choose, but shall not be obligated, to terminate the Agreement with such termination to be effective thirty (30) days following Manufacturer’s receipt of written notice from Buyer of such termination, without payment of any penalty, except for any payment owed and outstanding to Manufacturer at said date or for any Raw Materials or other Materials ordered at request of Buyer during said period and reimbursement for any outstanding payment of the ***.

12.02                     Failure to Supply.

In the event that any of the following occur: (a) Manufacturer notifies Buyer in accordance with Section 4.03 that Manufacturer will not be able to fulfill Buyer’s Purchase Order as requested by Buyer and which Purchase Order was requested in accordance with the terms herein (e.g., Buyer’s requested dates for delivery of Purchase Orders must comply with the requirements in Article 4 (except for those Purchase Orders that could not be completed as a result of Direct Supplier’s failure to supply as described in Section 4.03(a) ; (b) Manufacturer fails to fulfill the Purchase Order in accordance with the terms herein; (c) Buyer has sent Manufacturer a notice of termination in accordance with Section 8.01 or 8.02 (regardless of whether or not Manufacturer is attempting to correct such breach that triggered Buyer’s notice within Manufacturer’s thirty (30) day cure period); or (d) Manufacturer is otherwise unable or unwilling to supply Product that complies with the requirements herein in such quantities as Buyer shall request and in compliance with the delivery periods set forth in the applicable Purchase Order (whether due to the occurrence of a Force Majeure Event or otherwise) (each of (a) through (d) are referred to as a “Failure to Supply”), then (i) immediately following such Failure to Supply Buyer may, in addition to any other rights and remedies hereunder, purchase Product from another manufacturer or manufacture such Product for itself;  (ii) Manufacturer shall provide Buyer and such other manufacturer with assistance, as reasonably requested, in connection with such manufacturer’s or Buyer’s efforts to supply such Product to Buyer; (iii) Buyer shall have no obligation to purchase such ordered Product from Manufacturer for sale or distribution in the Territory or otherwise until any contractual obligations that Buyer has assumed in connection with producing the same or obtaining such substitute source of supply shall have terminated or if Buyer opts to manufacture internally, until Buyer can reasonably resume purchasing Product from Manufacturer without any additional cost to Buyer; (iv) Buyer shall have no obligation to affirmatively terminate any such contractual arrangements or, if Buyer opted to manufacture Product internally, cease manufacturing internally prior to such time that Buyer could revert to Manufacturer without incurring any cost; and (v) Manufacturer shall make available to Buyer or its designee access to all technical and proprietary materials, information and techniques necessary or helpful for Buyer to procure required Raw Materials or Product or arrange an alternative supplier of Raw Materials or Product. Notwithstanding anything to the contrary contained in this Agreement, in the event that Buyer shall make or have made Product, pursuant to this Section 12.02, Buyer shall be permitted to disclose to any third party any Confidential Information as is reasonably necessary in connection with such activities (subject to such third party agreeing in writing to be bound by the terms of Article 15 hereof), save and except for the direct labour (variable costs), fixed overhead costs and profit margins of the Manufacturer.

ARTICLE 13 - INSURANCE

Manufacturer agrees to procure and maintain in full force and effect during the Term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby which policies shall be in compliance with Schedule D attached hereto and incorporated herein. Upon Buyer’s request, Manufacturer shall provide to Buyer a certificate of coverage or other written evidence reasonably satisfactory to Buyer of such insurance coverage.

ARTICLE 14 - LABELING; ARTWORK; PROPRIETARY RIGHTS

14.01                     Packaging. Buyer shall have the right to determine the appearance and text of any labeling and packaging used in connection with any Product or any finished product containing or contained in any Product. If there is to be change to any artwork for any Product, at least sixteen (16) weeks prior to the intended first delivery date of such Product with such changed artwork, Buyer shall provide to the Manufacturer, at no cost, digital artwork in a format acceptable to the Manufacturer and in compliance with the packaging specifications for such Product. ***.

14.02                     Intellectual Property. Manufacturer acknowledges that Buyer is the exclusive owner of and has all rights to the trademarks, tradedress, copyrights, slogans, artwork and all other intellectual property that appear on or are otherwise used in connection with the sale and use of the Products. Any inventions, improvements or ideas relating to the subject matter of this Agreement, which are conceived and/or reduced to practice by the Manufacturer in connection with or during its performance under this Agreement shall be the property of the Buyer. Manufacturer will, without expense to Buyer other than reasonable payment for time involved and any actual expenses incurred, execute, acknowledge and deliver to Buyer all documents required by Buyer to protect such inventions, improvements or ideas by patent or otherwise in any and all countries of the world and to vest title to said patents, inventions, improvements or ideas in Buyer, and further render such assistance to Buyer as may be required in any patent office proceeding or litigation involving said inventions, improvements or ideas.

ARTICLE 15 - CONFIDENTIALITY

Neither Party shall use or disclose to third parties any Confidential Information of the other (except to comply with its obligations under this Agreement) and each Party shall ensure that its and its Affiliates’ employees, officers, representatives and agents shall not use or disclose to third parties any Confidential Information and upon the termination of this Agreement shall return to the other or destroy all Confidential Information in written or electronic form, save and except for one copy to be kept for archival purposes by the legal department of each Party to determine compliance with the obligations herein. Confidential Information shall not include information that (i) was already known to receiving Party at the time of its receipt thereof or is independently developed by receiving Party, as evidenced by its written records, (ii) is disclosed to receiving Party after its receipt thereof by a third party who, receiving Party in good faith believes, has a right to make such disclosure without violating any obligation of confidentiality or (iii) is or becomes part of the public domain through no fault of receiving Party.

ARTICLE 16 - PUBLIC ANNOUNCEMENTS

16.01                     Publicity. (a) The Parties hereto covenant and agree that, except as provided for herein below, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions contemplated herein, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either Party is required by applicable law, regulation, court order or order of a regulatory authority to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to do so by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party. The discloser shall however not be prevented from complying with said court order, order of a regulatory authority, regulatory or applicable law if the Party whose Information is being disclosed does not seek an appropriate order within the prescribed delay for the discloser to comply with the court or regulatory order, or applicable requiring disclosure. Manufacturer shall not use the name of Buyer or any of its Affiliates for advertising or promotional purposes without the prior written consent of Buyer. In furtherance of the foregoing, Manufacturer shall not originate any publicity or other announcement, written or oral, whether to the public, the press, the trade, Buyer’s or Manufacturer’s customers or otherwise, relating to this Agreement or the existence of an arrangement between the parties, without the prior written approval of Buyer, except if such announcement is required by law, regulation, court order or order of a regulatory authority.

(b) The Parties acknowledge that Manufacturer may be required to file this Agreement as an exhibit to its Form 20-F filing and its Canadian Annual Information Form filings in 2008 or thereafter as a material contract. If Manufacturer’s US counsel (or Canadian counsel for the Canadian filings) determines that in its legal opinion in writing such a filing must be made, Manufacturer will seek confidential treatment for this Agreement and shall use all reasonable efforts to protect the confidentiality of this Agreement. Provided Manufacturer is successful in its efforts to obtain confidential treatment for this Agreement, Manufacturer shall provide Buyer with a sufficient opportunity to review the redacted version of the Agreement before submission; and to the extent Manufacturer is able to do so by law, Manufacturer will incorporate Buyer’s comments.

ARTICLE 17 - REPRESENTATIONS AND WARRANTIES

17.01       Warranties.  Manufacturer represents and warrants to Buyer that all Product supplied in connection with this Agreement shall be free from defects in material and workmanship and shall be manufactured and provided in accordance and conformity with the Specifications and in compliance with this Agreement and all applicable legal requirements, including, without limitation, cGMPs.  Manufacturer represents and warrants that it shall comply with all present and future statutes, laws, ordinances and regulations relating to the manufacture, packaging, storage and supply of the Products being provided hereunder, including, without limitation, those enforced by the United States Food and Drug Administration (including compliance with good manufacturing practices) and other applicable Regulatory Authority.  Manufacturer represents and warrants that it will hold all licenses, permits and similar governmental authorizations necessary or required for Manufacturer to conduct its operations and business and manufacture the Products throughout the Term.  Manufacturer represents and warrants that any Products that have been stored until delivery or WIP Products and/or Raw Materials stored until use, shall have been stored under appropriate and secure conditions and in accordance with cGMPs and any other requirements in such Territory.  Manufacturer represents and warrants that Product supplied in connection with this Agreement will not contain any WIP Product and Raw Materials that have not been tested, used or stored in accordance with the Specifications, quality assurance standards instructed by Buyer and all applicable governmental standards.  Manufacturer represents and warrants that it will maintain all equipment used in connection with the manufacturing, packaging and supplying of Product hereunder in good working condition and in accordance with all applicable laws, rules and regulations.

17.02       Execution and Performance of Agreement.  Manufacturer and Buyer each represents to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement.  Manufacturer and Buyer each further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such Party or any of its Affiliates is a Party or by which it is bound.

17.03       Buyer Representations and Warranties.

(a)           Representations and Warranties.  Buyer represents and warrants to Manufacturer that:

(i)            it shall obtain and maintain all necessary permits, registrations and licenses required for it to perform its obligations under this Agreement;

(ii)           to the best of Buyer’s knowledge the manufacturing of the Products by Manufacturer to Buyer pursuant to this Agreement will not constitute an infringement, misappropriation or violation of any Intellectual Property of a third party;

(iii)          it shall provide the Specifications necessary to manufacture the Products in accordance with the terms herein to Manufacturer and shall provide such other information Buyer deems necessary (e.g., validation protocol) for Manufacturer to manufacture the Products in accordance with the terms herein and, upon reasonable notice from Manufacturer, Buyer shall make certain of its employees available to Manufacturer to respond to questions about such information; and

(iv) Buyer shall carry and keep in good force during the term of this Agreement insurance coverage in such form and amount as a reasonable party in similar circumstances would carry and keep in order to fulfill its obligations hereunder. Buyer shall submit a certificate of such insurance (which shall include such information) to Manufacturer for its approval within thirty (30) days of the date of signature of this Agreement.  If such certificate is not furnished within thirty (30) days, Manufacturer shall notify Buyer in writing and give Buyer thirty (30) days to cure such breach.  If Buyer fails to provide the certificate during such thirty (30) day cure period, Manufacturer may, at its option, immediately terminate this Agreement or any amendment thereof.

ARTICLE 18 -COMPLIANCE

18.01       Compliance with Certain Laws.  Manufacturer agrees to comply at all times with all laws, executive orders, rules and regulations of all governments and legislative authorities having jurisdiction over its business and activities. Specifically, Manufacturer agrees to comply with the applicable provisions of any federal or provincial law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; and any fair labor acts, laws or rules.

18.02       Compliance with Policy on the Employment of Young Persons. Manufacturer and its officers have read and understand the Johnson & Johnson Policy on the Employment of Young Persons (the “Policy”).  In the manufacture and supply of all Products hereunder, Manufacturer shall employ young persons only as permitted by the Policy.  Manufacturer shall permit representatives of Buyer to enter Manufacturer’s premises at any reasonable time, and Manufacturer shall ensure that representatives of Buyer shall be permitted to enter the premises of any subcontractor involved in the manufacture or supply of any Products (or component thereof) at any reasonable time, in order to inspect relevant employment, health and safety records and to observe the manufacturing process.  Manufacturer (and its subcontractors) shall maintain the records necessary to demonstrate compliance with the Policy and shall provide to Buyer a written certification of such compliance annually during the Term of this Agreement.  If Manufacturer shall fail to comply with this Section, then Buyer shall have the right to terminate this Agreement forthwith, effective upon 10 days’ prior written notice, and without payment of any penalty or termination fee, save and except any amount owed and outstanding ***.

18.03       Compliance with Environmental, Safety, and Industrial Hygiene.  With respect to all environmental, safety and industrial hygiene matters related to Manufacturer’s activities under this Agreement, Manufacturer shall (a) certify material compliance with all applicable laws and regulations issued by federal, provincial and local authorities, (b) inform Buyer promptly of any significant adverse event (e.g., fires, explosions, accidental discharges), (c) inform Buyer promptly of any allegations or findings of material violations of applicable laws or regulations, (d) allow Buyer to inspect the Facilities if notified of adverse event, such inspections to be at reasonable times and upon reasonable written notice.  If Manufacturer shall fail to comply with any of the conditions in this Section, then Buyer shall have the right to terminate this Agreement forthwith, effective upon ten (10) Business Days’ prior written notice, and without payment of any penalty or termination fee, save and except any amount owed and outstanding ***.

ARTICLE 19 -INDEMNIFICATION

19.01       Indemnification by Manufacturer.  Manufacturer shall indemnify and hold harmless Buyer (and its Affiliates) from and against any and all direct damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorneys’ fees) (collectively “Damages”) that may be sustained, suffered or incurred by Buyer (or its Affiliates), arising directly from or by reason of (a) the breach by Manufacturer of any warranty, representation, covenant or agreement made by Manufacturer in this Agreement; or (b) actual or alleged injury to person or property or death occurring to any of Manufacturer’s employees, subcontractors, invitees, agents or individuals on Manufacturer’s premises; (c) any Product that does not conform to the Specifications and other requirements set forth herein;

(d) Manufacturer’s manufacture, packaging or supply of Products under this Agreement if not in accordance with the Specifications; or (e) Manufacturer’s negligence or willful misconduct.

19.02       Indemnification by Buyer.  Buyer shall indemnify and hold harmless Manufacturer (and its Affiliates) from and against any and all Damages, that may be sustained, suffered or incurred by Manufacturer (or its Affiliates) arising directly from or by reason of (a) the breach by Buyer of any warranty, representation, covenant or agreement made by Buyer in this Agreement, (b) Buyer’s negligence or willful misconduct, (c) any actual or alleged injury to person or property or death occurring to any of Buyer’s employees, invitees, agents or individuals while on Manufacturer’s premises due to the negligence of said employees, invitees, agents or individuals or (d) a claim that the sale of the Product infringes, misappropriates or violates another party’s patented intellectual property.

19.03       Claims.  Each indemnified Party agrees to give the indemnifying Party prompt written notice of any matter upon which such indemnified Party intends to base a claim for indemnification (an “Indemnity Claim”) under this Article 19.  The indemnifying Party shall have the right to participate jointly with the indemnified Party in the indemnified Party’s defense, settlement or other disposition of any Indemnity Claim.  With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified Party’s becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified Party in any manner, and as to which the indemnifying Party shall  have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided that the indemnifying Party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall obtain the written release of the indemnified Party from the Indemnity Claim.  The indemnifying Party shall obtain the written consent of the indemnified Party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or the business of the indemnified Party would be adversely affected in any manner.

19.04       NEITHER PARTY SHALL BE ENTITLED TO SEEK PUNITIVE, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR SPECIAL DAMAGES INCLUDING LOSS OF PROFITS FROM THE OTHER.

ARTICLE 20 -MISCELLANEOUS

20.01       Arbitration.           (a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in New Jersey.

(b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than ***, and the aggregate damages sought by the counterclaimant are stated to be less than ***, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The

CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Neutral available at www.cpradr.org/cpr-george.html.

(c) The Parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within 45 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.

(d) In the event the Parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above.  Within 25 days of receiving such list, the Parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The Parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.  The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges each.

(e) In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph c above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the paragraph c schedule.  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the paragraph c schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the Parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than 20 individual requests for documents, including subparts, or 20 individual requests for admission or interrogatories, including subparts.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(f) The arbitrator(s) must render their award by application of the substantive law of New Jersey and are not free to apply “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated.  A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence.  To the extent possible, the arbitration hearings and award will be maintained in confidence.

(g) In the event the panel’s award exceeds *** in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven working days, pursuant to the selection procedures specified in paragraph d above. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can.  No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five days following oral argument as provided in this paragraph.  Any such review must be initiated within thirty (30) days following the rendering of the award referenced in paragraph (f) above.

(h) The Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings.  The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties.  The Party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date.  Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument.  That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(i) The Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction shall act in the same fashion.

(j) Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

a.                                       EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

b.                                      EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE, EXEMPLARY, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES INCLUDING LOSS OF PROFITS FROM THE OTHER.

c.                                       EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

20.02       Mediation.  (a) Any dispute, controversy or claim arising out of or related to this agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control.  The mediation shall be conducted in Trenton, New Jersey and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

(b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(c) The Parties shall promptly confer in an effort to select a mediator by agreement.  In the absence of such an agreement within 10 days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the parties with a list of at least 15 names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within 5 Business Days  of receiving the CPR list.  The Parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge.  The mediator shall be the remaining candidate with the highest aggregate ranking.

(d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than 45 days after initiation.  Under no circumstances may the commencement of arbitration under Section 20.01 above be delayed more than 45 days by the mediation process specified herein absent contrary agreement of the parties.

(e) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise.  No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

20.03.      Relationship of the Parties.  The relationship of Buyer and Manufacturer established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either Party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

20.04       Resources.  Buyer and Manufacturer recognize and agree that their respective employees are valuable members of their respective organizations.  In the event Manufacturer or Buyer desires to directly solicit for employment or employ one of such Buyer’s employees or Manufacturer’s employees, as the case may be, then Manufacturer shall, if possible under the circumstances, notify Buyer in advance of such employment and vice versa.  Failure to so notify shall not be a breach of this Agreement.  This provision shall have no impact on the indirect solicitation of either Party’s employees and shall impose no obligations or requests for cooperation in connection with such indirect solicitation (e.g., employment ads in any medium, calls from employment agencies, etc.).

20.05       Entire Agreement.  It is the mutual desire and intent of the Parties to provide certainty as to their respective future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein.  The Parties have, in this Agreement and the schedules which are attached hereto and are incorporated herein by reference, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement, and, except as provided for herein, neither Party makes any covenant or other commitment to the other concerning its future action.  Manufacturer acknowledges that any discussions that Manufacturer and its employees and representatives have had with Buyer and its employees and representatives and any commitments that either Party may have made in the course of making the business arrangements covered by this Agreement and negotiating the terms hereof, are not binding on the Parties if not specifically included in this Agreement.  Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement and (ii) supersedes all previous understandings, agreements and representations between the Parties, written or oral.  No modification, change or amendment to this Agreement shall be effective unless in writing signed by each of the Parties hereto, except as otherwise specifically permitted herein.

20.06       Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

20.07       Notices.  All notices and other communications hereunder shall be in writing.  All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination or renewal of the Term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified mail, and shall be deemed given:  when delivered, if by personal delivery or overnight delivery service, provided such delivery is on a Business Day and if not, then on the next Business Day; or if so sent by mail, five (5) Business Days after deposit in the mail, and shall be addressed:

if to Manufacturer, to it at:16751 Trans Canada Highway

Kirkland, Québec, Canada H9H 4J4
Attn: President
Facsimile:***

with a copy to:	DRAXIS Health Inc.
16751 Trans Canada Highway
Kirkland, Québec, Canada H9H 4J4
Attn: General Counsel and Secretary
Facsimile:***

If to Buyer:	Johnson & Johnson Consumer Companies, Inc.
199 Grandview Road
Skillman, NJ 08558
Attention: Director, Contract Manufacturing

With a copy to:	Johnson & Johnson
Office of General Counsel
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Attn:***

or to such other place as either Party may designate by written notice to the other in accordance with the terms hereof.  All other notices or requests for agreements or approvals by one Party to another which are of an operational nature shall be sent to in accordance with Schedule G.

20.08       Failure to Exercise.  The failure of either Party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such Party thereafter to enforce each such provision, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.  Remedies provided herein are cumulative and not exclusive of any remedies provided at law.

20.09       Assignment and Subcontractors.  This Agreement may not be assigned by Buyer without the prior written consent of the Manufacturer, except that Buyer may assign its rights and/or obligations hereunder to any of its Affiliates or to a successor to its business without Manufacturer’s consent. Manufacturer acknowledges that Buyer has entered into this Agreement after consideration of the unique talent, experience and particular attributes of

Manufacturer to manufacture and supply the Product.  Therefore, this Agreement and all rights and obligations hereunder are personal to Manufacturer and may not be assigned or transferred by Manufacturer without the express written consent of Buyer, which consent may be withheld or given in Buyer’s discretion, except for any corporate reorganization of the Manufacturer in which the ultimate control of the Manufacturer shall be the same as the control on the Effective Date for which no consent shall be necessary. Any such assignment or attempted assignment or transfer in the absence of the prior written consent of Buyer shall be void and without effect at the option of the Buyer.  Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and assigns.  Manufacturer shall not subcontract any part of the manufacturing, packaging or supplying of the Products, testing procedures or any of its other obligations hereunder to a third party without the prior written consent of Buyer which shall not be unreasonably withheld or delayed.

20.10       Severability.   In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both Parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

20.11       Further Assurances.  Upon reasonable request from Buyer therefor, Manufacturer shall provide to Buyer, promptly, any Product samples, manufacturing information and other information as is necessary for Buyer to complete or obtain U.S. or foreign registration (including reimbursement arrangements) or approval in any territory where

Buyer is allowed to sell product or use technology. The Product samples shall be provided at the Price and the delivery costs for same shall be at the sole expense of the Buyer.

20.12       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.13       Expenses.  Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

20.14       Survival.   The final sentence of Section 5.02, Section 8.06, and Articles 11, 14, 15, 16, 17, 19 and 20 shall survive the termination of this Agreement in accordance with the respective terms thereof.  Following the termination or expiration, Manufacturer shall continue to provide marketed stability storage of Products and testing for Products produced at Manufacturer’s Facilities as outlined in Product Specifications.  Manufacturer shall invoice Buyer for such services in the amount indicated on Schedule A on a per-occurrence basis.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

JOHNSON & JOHNSON CONSUMER COMPANIES, INC.

By:	/s/***

Name:	***

Title:	Vice President, Procurement

DRAXIS PHARMA,

a division of DRAXIS Specialty Pharmaceuticals Inc.

By:	/s/***

Name:	***

Title:	President